Exhibit 99.1

Poniard Announces Positive First-Line Efficacy and Safety Data from Ongoing Phase 2 Trial of Picoplatin in Patients with

Metastatic Hormone Refractory Prostate Cancer

— Poster Presented at ASCO Annual Meeting —

South San Francisco, Calif. and Chicago (May 31, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today presented preliminary safety and efficacy data from its ongoing Phase 2 clinical trial of picoplatin in combination with docetaxel and prednisone, the standard of care for the first-line treatment of metastatic hormone-refractory prostate cancer (HRPC). Results demonstrated that picoplatin can be safely administered with full doses of docetaxel. In addition, the prostate specific antigen (PSA) response rate was 69 percent in 26 patients evaluable for PSA.

The Company presented the Phase 2 data (abstract #5153) in the General Poster Session during the 44th Annual Meeting of the American Society of Clinical Oncology (ASCO) at McCormick Place in Chicago. Picoplatin, the Company’s lead product candidate, is a new generation platinum chemotherapy agent with the potential to become a platform product addressing multiple indications, combinations and formulations.

“The promising results of this Phase 2 trial in HRPC support further development of picoplatin in the treatment of prostate cancer,” said Robert De Jager, M.D., chief medical officer of Poniard. “A prospective randomized trial is under consideration. The combination of picoplatin with a taxane could be further evaluated in other tumor types, such as ovarian cancer and non-small cell lung cancer.”

Phase 2 HRPC Study Preliminary Results

In the ongoing Phase 2 trial, the efficacy and safety of intravenous picoplatin (120 mg/m squared) administered every 21 days in combination with full-dose docetaxel (75 mg/m squared) with daily prednisone (5 mg) as a first-line treatment is being evaluated in 30 patients with metastatic HRPC. PSA response (defined as a PSA reduction of at least 50 percent from baseline) is the primary endpoint; secondary endpoints include safety, response rate, time to progression and overall survival.  The trial completed enrollment in December 2007.

Results to date have shown a PSA response in 18 of 26 (69 percent) evaluable patients. Furthermore, PSA levels have normalized in six patients (21 percent). The combination of picoplatin and docetaxel can be safely administered with manageable and reversible neutropenia as the main hematologic toxicity. These data confirm earlier results observed in the Phase 1 trial. In contrast to picoplatin monotherapy, thrombocytopenia was less severe and less frequent. Neurotoxicity has not been observed in this study.

About Picoplatin

Picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and is designed to overcome platinum resistance associated with chemotherapy in solid tumors. It is being studied in multiple cancer indications, combinations and formulations.  Picoplatin has been evaluated in more than 750 patients and has demonstrated anti-tumor activity in multiple indications with less severe kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) than is commonly observed with other platinum chemotherapy drugs.

In addition to the ongoing Phase 2 clinical trial in HRPC, Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in small cell lung cancer. This registration trial currently is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint. Picoplatin is also being evaluated in an ongoing Phase 2 clinical trial in patients with metastatic colorectal cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors. The oral formulation of picoplatin has the same active pharmaceutical ingredient as the intravenous formulation. Picoplatin has not been approved by any regulatory authority for use in humans.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com

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